                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  __________

                                 SCHEDULE 13G



            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                            SILICON GRAPHICS, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, Par Value $.001 Per Share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   827056102
--------------------------------------------------------------------------------
                                (CUSIP Number)

                                March 29, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                 [_]  Rule 13d-1(b)
                 [X]  Rule 13d-1(c)
                 [_]  Rule 13d-1(d)

CUSIP NO.  827056102                  13G                  Page 2 of 12 pages
           ---------                                       ------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Highfields Capital Management LP

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            14,021,600

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             14,021,600

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      14,021,600
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

CUSIP NO.  827056102                  13G                  Page 3 of 12 pages
           ---------                                       ------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Highfields GP LLC

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            14,021,600

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             14,021,600

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      14,021,600
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO

------------------------------------------------------------------------------

CUSIP NO.  827056102                  13G                  Page 4 of 12 pages
           ---------                                       ------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Jonathon S. Jacobson

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            14,021,600

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             14,021,600

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      14,021,600
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

CUSIP NO.  827056102                  13G                  Page 5 of 12 pages
           ---------                                       ------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Richard L. Grubman

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            14,021,600

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             14,021,600

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      14,021,600
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

CUSIP NO.  827056102                  13G                  Page 6 of 12 pages
           ---------                                       ------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Highfields Capital Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            10,029,720

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             10,029,720

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      10,029,720
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO

------------------------------------------------------------------------------

CUSIP NO.  827056102                  13G                  Page 7 of 12 pages
           ---------                                       ------------------




ITEM 1(A).  NAME OF ISSUER:

            Silicon Graphics, Inc.
            ----------------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1600 Amphitheater Parkway, Mountain View, CA 94043
            --------------------------------------------------

ITEM 2(A).  NAME OF PERSON FILING:

            This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

            (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

            (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

            (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP, and

            (iv)  Richard L. Grubman, a Managing Member of Highfields GP.

            This statement is also being filed by Highfields Capital Ltd., an exempted company organized under the laws of the Cayman Islands, with respect to the shares of common stock of the Issuer owned by Highfields Capital Ltd. (which shares of common stock are also included in the filings for Highfields Capital Management, Highfields GP, Jonathon S. Jacobson and Richard Grubman).

            Highfields Capital Management, Highfields GP, Mr. Jacobson, Mr. Grubman and Highfields Capital Ltd. are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Address for Highfields Capital Management, Highfields
            GP, Mr. Jacobson and Mr. Grubman:
            c/o Highfields Capital Management LP
            200 Clarendon Street,
            Boston, Massachusetts 02117
            ---------------------------

CUSIP NO.  827056102                  13G                  Page 8 of 12 pages
           ---------                                       ------------------

            Address for Highfields Capital Ltd.:
            c/o Goldman Sachs (Cayman) Trust, Limited
            Harbour Centre, North Church Street
            P.O. Box 896
            George Town, Grand Cayman
            Cayman Islands
            --------------

ITEM 2(C).  CITIZENSHIP:

            Highfields Capital Management - Delaware
            Highfields GP - Delaware
            Jonathon S. Jacobson - United States
            Richard L. Grubman - United States
            Highfields Capital Ltd. - Cayman Islands
            ----------------------------------------

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $.001 per share
            ---------------------------------------


ITEM 2(E).  CUSIP NUMBER:

            827056102
            ---------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.
            (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.
            (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
            (d) [_] Investment company registered under Section 8 of the Investment Company Act.
            (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
            (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
            (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
            (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

CUSIP NO.  827056102                  13G                  Page 9 of 12 pages
           ---------                                       ------------------


            (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
            (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.     OWNERSHIP:

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
            Item 1.

            For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

            (a)  Amount beneficially owned:

                 14,021,600 shares of Common Stock
                 ---------------------------------

            (b)  Percent of class:

                 7.3%
                 ----

            (c)  Number of shares as to which such person has:

                 (i)   Sole power to vote or to direct the vote 14,021,600
                                                                ----------

                 (ii)  Shared power to vote or to direct the vote --0--
                                                                  -----

                 (iii) Sole power to dispose or to direct the disposition of

                       14,021,600
                       ----------

                 (iv) Shared power to dispose or to direct the disposition of --0--
                       ------

            For Highfields Capital Ltd.:

            (a)  Amount beneficially owned:

                 10,029,720 shares of Common Stock.
                 ----------------------------------

            (b)  Percent of class:

                 5.2%
                 ----

CUSIP NO.  827056102                  13G                  Page 10 of 12 pages
           ---------                                       -------------------


          (c)    Number of shares as to which such person has:

                 (i)    Sole power to vote or to direct the vote 10,029,720
                                                                 ----------

                 (ii)   Shared power to vote or to direct the vote --0--
                                                                   -----

                 (iii) Sole power to dispose or to direct the disposition of 10,029,720
                        ----------

                 (iv) Shared power to dispose or to direct the disposition of --0--
                           -----

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          The shares to which this filing relates are directly owned by the Funds. Each of the Reporting Persons has the power to direct the dividends from or the proceeds of the sale of the shares owned by such Funds. Highfields Capital Management serves as the Investment Manager to each of the Funds. Highfields Capital Ltd., a reporting person herein, owns 5.2% of the shares of common stock of the Issuer; however, neither Highfields Capital I LP nor Highfields Capital II LP individually owns more than five percent of the shares of common stock of the Issuer.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.  827056102                  13G                  Page 11 of 12 pages
           ---------                                       -------------------


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 April 6, 2001
                                 -------------
                                     Date

                                 HIGHFIELDS CAPITAL MANAGEMENT LP

                                 By:   Highfields GP LLC, its General Partner

                                 /s/ KENNETH H. COLBURN
                                 ----------------------
                                        Signature

                                 Kenneth H. Colburn, Authorized Signatory
                                 ----------------------------------------
                                              Name/Title


                                 HIGHFIELDS GP LLC

                                 /s/ KENNETH H. COLBURN
                                 ----------------------
                                       Signature

                                 Kenneth H. Colburn, Authorized Signatory
                                 ----------------------------------------
                                              Name/Title


                                 JONATHON S. JACOBSON

                                 /s/ KENNETH H. COLBURN
                                 ----------------------
                                       Signature

                                 Kenneth H. Colburn, Attorney-in-Fact
                                 ------------------------------------
                                            Name/Title


                                 RICHARD L. GRUBMAN

                                 /s/ KENNETH H. COLBURN
                                 ----------------------
                                      Signature

                                 Kenneth H. Colburn, Attorney-in-Fact
                                 ------------------------------------
                                          Name/Title

CUSIP NO.  827056102                  13G                  Page 12 of 12 pages
           ---------                                       -------------------



                              HIGHFIELDS CAPITAL LTD.

                              By:  Highfields Capital Management LP,
                                   its Investment Manager

                              By:  Highfields GP LLC,
                                   its General Partner


                              /s/ KENNETH H. COLBURN
                              ----------------------
                                    Signature

                              Kenneth H. Colburn, Authorized Signatory
                              ----------------------------------------
                                             Name/Title